Exhibit 10.8

                    Director Recognition and Retirement Plan

        This Director Recognition and Retirement Plan (the "Plan") is adopted by Ipswich Savings Bank, (the "Bank") as of the 18th day of May, 1999.

        WHEREAS, the Bank desires to recognize the valuable services its Directors have performed and will continue to perform for the Bank;

        WHEREAS, the Bank also desires to provide for future growth and expansion of the Bank by being in a position to attract additional, qualified individuals to serve as Directors of the Bank and by providing to its Directors additional financial flexibility that will enable them, under appropriate circumstances, to consider retiring from or rotating off the Board of Directors so as to permit others to have the opportunity to serve as members of the Board;

        NOW,   THEREFORE,   the  Board  hereby  adopts  the  following  Director
Recognition and Retirement Plan:

        1 . Applicability. The Plan shall apply to all persons who serve as Directors of the Bank during any period in which the Plan is in effect. It shall not apply to persons who ceased to serve as Directors of the Bank before the date of Plan adoption.

        2 . Recognition and Retirement Benefit. Except to the extent otherwise provided in Section , if a Director should at any time cease to serve as a member of the Board of Directors of the Bank for any reason, the Bank will immediately pay to the Director (or to the Director's estate, if applicable) in one lump sum an amount equal to two times the highest annual aggregate compensation paid to or for the benefit of the Director for his or her service on the Board during the then most recently concluded three calendar years.

        3 . Removal for Cause. No Director shall receive any payment under this Plan if he or she is removed from the Board of Directors for cause in accordance with the procedures set forth in the Bank's By-Laws.

        4 . Employment Status. This Plan is not an agreement for the employment of a Director and shall confer no rights on a Director except as herein expressly provided.

        5 . Withholding. All payments made by the Bank under this Plan shall be net of any tax or other amounts required to be withheld by the Bank under applicable Federal and state law.

        6 . Governing Law. This Plan shall be construed in accordance with, and governed for all purposes by the laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

        7 . Enforcement. In the event that any action is instituted by a former Director under this Plan to enforce or interpret any of the terms hereof, such former Director shall be entitled to be paid all costs and expenses, including reasonable attorneys' fees, incurred by such former Director with respect to such action, unless as a part of such action, a court of competent jurisdiction determines that each of the material assertions made by the former Director as a basis for such action was not made in good faith or was frivolous.

        8 . Establishment of a Holding Company. The stockholders of the Bank have approved the formation of a holding company (the "Holding Company") for the Bank ("Holding Company Reorganization"). Once established, the Holding Company will be the sole stockholder of the Bank. This Plan shall become a plan and obligation of the Holding Company as of the time the Holding Company becomes the sole stockholder of the Bank. At that time all references to the "Bank" (other than references in Section ) in this Plan shall become references to the "Holding Company." Ceasing to serve as a Director of the Bank while continuing to serve as a Director of the Holding Company shall not be a basis for payment under this Plan. Notwithstanding any other provision of this Plan, the Holding Company Reorganization shall not constitute a Change in Control (as defined in Section 10).

        9 . Amendment; Termination. This Plan may be amended or terminated at any time by a vote of the Board of Directors until such time as a Change in Control (as defined in Section ) shall have occurred. During the two year period following a Change in Control, this Plan may not be terminated or amended in any way that might limit amounts payable to any Director or former Director.

        10 . Change in Control. Except to the extent otherwise provided in Section , for the purposes of this Plan "Change in Control" shall mean the occurrence of any one or more of the following five events:

            10.1 If there has occurred a change in control which the Bank or Holding Company would be required to report in response to Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes;

            10.2 When any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Holding Company or the Bank representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of directors of the Holding Company or the Bank, as the case may be;

            10.3 During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Holding Company, and any new director (other than a director designated by a person who has entered into an agreement with the Holding Company to effect a transaction described in Section 10.2, 10.4, or 10.5 of this Plan) whose election by the Board or nomination for election by the Holding Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Holding Company;

            10.4 The stockholders of the Holding Company approve a merger, share exchange or consolidation ("merger or consolidation") of the Holding Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Holding Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Holding Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Holding Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of the Holding Company's then outstanding securities; or

            10.5 The stockholders of the Holding Company or the Bank approve a plan of complete liquidation of the Holding Company or the Bank or an agreement for the sale or disposition by the Holding Company or the Bank of all or substantially all of the Holding Company's or the Bank's assets.

        11 . Binding Effect. This Plan shall be binding on the successors and assigns of the parties hereto.